American Midstream Reports Third Quarter 2016 Results

HOUSTON, TX – November 7, 2016 – American Midstream Partners, LP (NYSE: AMID) (“American Midstream” or the “Partnership”) today reported financial results for the three and nine months ended September 30, 2016.
For the third quarter of 2016, the Partnership reported net income of $1.5 million, an increase of 132% as compared to the same period in 2015; Adjusted EBITDA of $35.8 million, an increase of 126%; and Distributable Cash Flow (“DCF”)of $24.4 million, an increase of 121%. The Partnership maintained a distribution of $0.4125 per unit for the third consecutive quarter, and announced the Partnership’s twenty first consecutive quarterly distribution.
For the nine months ended September 30, 2016, the Partnership reported a net loss of $7.1 million, a decrease of 20% as compared to the same period in 2015; Adjusted EBITDA of $92.2 million, an increase of 101%; and DCF of $63.9 million, an increase of 98%.

EXECUTIVE COMMENTARY

“The Partnership experienced another strong quarter driven by the Gulf Coast acquisitions and solid performance from our Transmission segment with Adjusted EBITDA increasing approximately 126% over the prior-year quarter,” said Lynn Bourdon III, Chairman, President and Chief Executive Officer. “We will continue to execute on the growth and performance of the business through the evolving energy climate. With the ability to produce strong operational and financial results, we are poised to drive ongoing success in our core business and future endeavors.”
Mr. Bourdon continued: “The first three quarters of 2016 have been a very impactful for American Midstream. Year to date, we have announced in excess of $400 million in acquisitions and growth projects, as well as the merger with JP Energy. The growth of the Partnership over the last nine months has been a continuation of our long-term strategy to expand our service offerings through the value chain with the objective of solidifying our position as a best-in-class integrated midstream provider. With the consolidation of the JP Energy and American Midstream assets under a single platform, the Partnership is well positioned to further develop our existing system as well as have a solid foundation for the next phase of growth.”

FINANCIAL RESULTS

Net income attributable to the Partnership was $1.5 million for the three months ended September 30, 2016, an increase of 132% as compared to the same period in 2015, due to higher revenues and gross margin and an increase in earnings from unconsolidated affiliates. Net loss attributable to the Partnership for the nine months ended September 30, 2016 was $7.1 million, a decrease of 20% as compared to the same period in 2015.

Gross margin was $33.8 million for the three months ended September 30, 2016, an increase of 16% as compared to the same period in 2015, due to 3% higher average throughput volumes in our Transmission segment. Gross margin was $93.7 million for the nine months ended September 30, 2016, a decrease of 2% as compared to the same period in 2015, primarily due to lower NGL production and lower average plant inlet volume in our Gathering and Processing segment, partially offset by increased demand and higher contracted firm storage capacity in our Terminals segment.

Adjusted EBITDA was $35.8 million for the three months ended September 30, 2016, an increase of $20.0 million or 126% as compared to the same period in 2015. Adjusted EBITDA was $92.2 million for the nine months ended September 30, 2016, an increase of $46.3 million or 101% as compared to the same period in 2015. Third quarter and year-to-date increases were primarily related to earnings from our Gulf Coast acquisitions of interests in the Destin natural gas pipeline, the Okeanos, a 100-mile gas gathering system, and the Tri-States and Wilprise natural gas liquids pipelines acquired in April 2016.

Distributable Cash Flow was $24.4 million for the three months ended September 30, 2016, an increase of 121% as compared to the same period in 2015. DCF was $63.9 million for the nine months ended September 30, 2016, an increase of 98% as compared to the same period in 2015. Third quarter 2016 distribution is $0.4125 per common unit, or $1.65 per unit on an annualized basis, will be paid November 14, 2016 to unitholders of record on November 3, 2016. Quarterly distribution coverage is 1.9 times.

Reconciliations of non-GAAP financial measures of gross margin, Adjusted EBITDA, Segment operating margin, and DCF to Net income (loss) attributable to the Partnership, the most directly comparable GAAP financial measure, are provided at the end of this press release.

SEGMENT PERFORMANCE

Gathering and Processing
Gross margin was $18.8 million for the three months ended September 30, 2016, an increase of $0.4 million or 2.2% as compared to the same period in 2015, primarily attributable to higher realized NGL prices of 3.9% and higher average throughput volumes , offset by lower average NGL production and higher purchase costs associated with our Magnolia, Chatom and Chapel Hill systems. Gross margin was $55.2 million for the nine months ended September 30, 2016, a decrease of $4.5 million or 8% as compared to the same period in 2015, primarily due to lower gross margin from lower producer drilling activity near our Longview, Chapel Hill and Lavaca systems. These declines were partially offset by increased gross margin from our Gulf of Mexico joint venture.

Transmission
Gross margin was $12.1 million for the three months ended September 30, 2016, an increase of $4.5 million or 59% as compared to the same period in 2015, primarily attributable to 3% higher average throughput volumes through our High Point system. Gross margin was $28.4 million for the nine months ended September 30, 2016, an increase of $1.4 million or approximately 5% as compared to the same period in 2015.

Terminals
Gross margin was $2.9 million for the three months ended September 30, 2016, a decrease of $0.2 million or 6% as compared to the same period in 2015, primarily attributable to earn-out incentive awards for cash flow success of the Harvey plant expansion. Pro forma for exclusion of the cash earn-out, gross margin would have been $4.1 million for the three months ended September 30, 2016 or an increase of 32%. Gross margin was $10.1 million for the nine months ended September 30, 2016, an increase of $1.5 million or 18%, primarily attributable to increases in utilized storage capacity partially offset by the liability classified awards described above.

BUSINESS HIGHLIGHTS

Customer Utilization of Gulf Coast System
At the beginning of the third quarter, the Destin pipeline was shut in due to a non-affiliated, third-party plant outage in Pascagoula, Mississippi. Through other integrated assets the Partnership operates in the Gulf of Mexico, take-away volumes on the Destin Pipeline were redirected onto the Partnership’s High Point transmission system, enabling customers to to resume gas flow at or above previous levels. The integrated asset network we have developed and our commercial expertise has proven to be a strong competitive advantage in serving customers and ensuring that their production is reliably transported to on-shore markets.

Harvey Terminal Expansion
On October 19, 2016, the Partnership received site plan approval from Jefferson Parish to construct an additional 1.35 million barrels at its Harvey terminal. The project includes the construction of eight 100,0000 barrel tanks and eleven 50,000 barrel tanks, additional rail capacity, and a second deep water ship berth that will have a draft of greater than 50 feet.  The planned $50 to $60 million expansion over the next three years will bring the total site capacity to approximately 2.5 million barrels. The expansion is slated to commence in the first quarter of 2017 with the first phase of 400,000 barrels scheduled to be in service by fourth quarter of 2017.

The Harvey site currently has 1.1 million barrels of storage capacity, with a utilization rate of greater than 98%, and is well-positioned on the Mississippi River to serve a diverse customer base, including local refiners, chemical manufacturers, and product distributors with flexibility to store a wide variety of products including distillates, fuel oil, petroleum feedstocks, commodity, agricultural, and specialty chemicals.  There has been a steady demand for storage capacity in the Port of New Orleans, and the Partnership’s Harvey site continues to attract interest for long-term storage positions with full modal access for ships, barges, railcars, and tank trucks to serve both the domestic and import/export markets.

JP Energy Merger
On October 24, 2016, American Midstream Partners, LP and JP Energy Partners LP (NYSE: JPEP) (“JP Energy”)announced their execution of a merger agreement to create a combined midstream platform. American Midstream will acquire 100% of JP Energy in a unit-for-unit merger. In conjunction with the transaction, ArcLight Capital Partners, LLC, the sponsor of both American Midstream and JP Energy, will combine the general partners of the two companies.

The merger of American Midstream and JP Energy creates a diversified midstream business operating in leading North American basins, including the Permian, Gulf of Mexico, Eagle Ford and Bakken. The combined partnership will have an estimated enterprise value of $2 billion. Under the terms of the Merger Agreement, American Midstream common units will be issued to JP Energy public unitholders at an exchange ratio of 0.5775:1 and to affiliates of ArcLight that hold common units and subordinated units at an exchange ratio of 0.5225:1, resulting in a blended average exchange ratio of 0.55:1. Consideration received by JP Energy public unitholders is structured as a unit-for-unit exchange valued at $8.63 per common unit based on American Midstream’s closing unit price as of October 21, 2016, representing a 14.5% premium to the closing price of JP Energy’s common units of $7.54 on October 21, 2016 and a 14.2% premium to the volume weighted average closing price of JP Energy common units for the last 20 trading days ending October 21, 2016. The transaction is expected to close in late 2016 to early 2017, subject to customary closing conditions, including effectiveness of a registration statement on Form S-4 related to the issuance of new American Midstream units to the JP Energy unitholders, approval by a majority of JP Energy public unitholders and regulatory approvals.  Until the closing of the proposed merger, American Midstream and JP Energy will continue to operate independently.

Incremental Delta House Acquisition
On November 1, 2016, the Partnership announced the acquisition of additional minority interests in Delta House, a fee-based, semi-submersible floating production system (FPS), and associated oil and gas pipelines in the Gulf Coast, bringing its total equity interest to 20.14%. The Partnership acquired the additional interests from Red Willow Offshore LLC, LLOG Bluewater Holdings LLC, and Ridgewood Energy Corporation for total consideration of approximately $49 million.

This acquisition is immediately accretive to Adjusted EBITDA and Distributable Cash Flow and is part of the Partnership’s strategy to build a portfolio of complementary assets across multiple strategic basins. As such, Delta House is directly connected into the Destin and Okeanos pipelines, two strategically located pipelines which the Partnership assumed operatorship November 1, 2016. The integration of the combined assets offers increased service to the Partnership’s customers while capturing additional value for unitholders by transporting natural gas and liquids from wellhead through take-away pipeline.

CAPITAL MANAGEMENT

On October 31, 2016, the Partnership entered into a Securities Purchase Agreement with Magnolia Infrastructure Holdings, LLC, an affiliate of High Point Infrastructure Partners, LLC, pursuant to which the Partnership issued 2,333,333 shares of newly-designated Series D convertible preferred units representing limited partnership interests in the Partnership in a private placement for $15.00 per unit, less a closing fee of 1.5%, for approximately $34.5 million in net proceeds. The Securities Purchase Agreement provides that if any of the Series D Preferred Units remain outstanding on June 30, 2017, the Partnership will issue Magnolia a warrant to purchase 700,000 common units representing limited partnership interests in the Partnership with an exercise price of $22.00 per Common Unit.

On September 30, 2016, the Partnership completed a project financing for the retirement of 1920’s vintage pipeline and the construction of a new replacement pipeline from Winnsboro, Louisiana to Natchez, Mississippi. Construction commenced on the Midla-Natchez line in the second quarter of 2016 with service expected to begin within the first half of 2017. This project was financed with $60 million aggregate principal 3.77% senior secured notes due June 30, 2031 that are non-recourse to the Partnership. The financing provided net proceeds of approximately $57.7 million.

As of September 30, 2016, the Partnership had $672.7 million outstanding under its senior secured revolving credit facility. With the new incremental interest in Delta House announced October 31, 2016, cash-on-hand and $35 million of new Series D preferred, the Partnership had a pro forma debt covenant leverage of approximately 4.0 times. For the three months ended September 30, 2016, capital expenditures totaled $25.7 million, including $0.9 million of normalized maintenance capital expenditures.

RISK MANAGEMENT

The Partnership periodically enters into risk management contracts to minimize the impact of commodity price changes associated with natural gas, natural gas liquids (“NGL”), crude oil and interest rates. Through year end 2016, the Partnership has hedged 34% of its expected NGL exposure and 51% of its expected crude oil exposure. Including the impact of the Partnership’s risk management activities, a 10% change in oil and composite NGL prices are estimated to impact Adjusted EBITDA by less than $0.3 million. Further, in order to mitigate the impact of rising interest rates on floating rate debt, the Partnership has entered into $450 million in interest rate swaps, of which $200 million, $100 million, and $150 million are through 2019, 2021 and 2022, respectively, at an average rate of 1.3%.

CONFERENCE CALL INFORMATION

The Partnership will host a conference call at 10:00 AM Eastern Time on Tuesday, November 8, 2016 to discuss these results. The call will be webcast and archived on the Partnership’s website for a limited time.

Dial-In Numbers:    (866) 393-4306 (Domestic toll-free)
(734) 385-2616 (International)
Conference ID:        94448169
Webcast URL:        www.AmericanMidstream.com under Investor Relations

Non-GAAP Financial Measures

This press release and the accompanying tables include supplemental non-GAAP financial measures, including “Adjusted EBITDA,” “Gross Margin,” “Operating Margin,” “Segment Operating Margin,” and “Distributable Cash Flow.” The tables included in this press release include reconciliations of these supplemental non-GAAP financial measures to the nearest comparable GAAP financial measures. In addition, a “Note About Non-GAAP Financial Measures” is set forth later in this press release.

About American Midstream Partners, LP

Houston-based American Midstream Partners, LP is a growth-oriented limited partnership formed to own, operate, develop and acquire a diversified portfolio of midstream energy assets. The Partnership provides midstream services in Texas, North Dakota, and the Gulf Coast and Southeast regions of the United States. For more information about American Midstream Partners, LP, visit www.AmericanMidstream.com.

Investor Contact

Mark Buscovich, (713) 815-3967
mbuscovich@AmericanMidstream.com

Forward-Looking Statements

This press release includes forward-looking statements. These statements relate to, among other things, projections of  2016 financial performance, consummation of transactions, operational volumetrics and improvements, growth projects, distributions, cash flows and capital expenditures. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “potential,” and similar terms and phrases to identify forward-looking statements in this press release. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations and future growth involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors which are described in greater detail in our filings with the Securities and Exchange Commission (“SEC”). Risks we face include risks associated with the pending merger with JP Energy Partners, the integration of acquired businesses, decreased liquidity, increased interest and other expenses, assumption of potential liabilities, diversion of management’s attention, and other risks associated with growth and acquisitions, operational issues, actions by regulatory agencies and third parties and industry and market conditions. Please see our “Risk Factor” and other disclosures included in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 7, 2016, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, filed with the SEC on November 7, 2016. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. The forward-looking statements herein speak as of the date of this press release. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this press release.

American Midstream Partners, LP and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	September 30, 2016	December 31, 2015
Assets
Cash and cash equivalents	$4,879	$—
Property, plant and equipment, net	699,978	648,013
Intangible assets, net	97,702	100,965
Investment in unconsolidated affiliates	284,485	82,301
Other assets, net	112,083	60,017
Total assets	$1,199,127	$891,296
Liabilities and Partners’ Capital
Current portion of senior notes and debt	$1,351	$2,338
Senior notes	56,395	—
Long-term debt	672,694	525,100
Other liabilities, net	114,055	72,359
Series A convertible preferred units (9,951 thousand and 9,210 thousand units issued and outstanding as of September 30, 2016 and December 31, 2015, respectively)	178,653	169,712
Series C convertible preferred units (8,664 thousand and zero units issued and outstanding as of September 30, 2016 and December 31, 2015, respectively)	118,229	—
General Partner interests (672 thousand and 536 thousand units issued and outstanding as of September 30, 2016 and December 31, 2015, respectively)	(105,483)	(104,853)
Limited Partner interests (31,195 thousand and 30,427 thousand units issued and outstanding as of September 30, 2016 and December 31, 2015, respectively)	153,975	188,477
Other equity and partners’ capital	73	33,633
Noncontrolling interests	9,185	4,530
Total liabilities, equity and partners’ capital	$1,199,127	$891,296

American Midstream Partners, LP and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except for per unit amounts)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Revenue	$63,671	$54,825	$165,942	$186,485
Gain (loss) on commodity derivatives, net	147	816	(722)	1,274
Total revenue	63,818	55,641	165,220	187,759
Operating expenses:
Purchases of natural gas, NGLs and condensate	26,082	24,431	65,096	86,742
Direct operating expenses	16,042	15,328	46,754	43,162
Corporate expenses	13,289	7,639	33,255	20,145
Equity compensation expense (non-cash)	104	574	2,213	2,822
Depreciation, amortization and accretion expense	11,018	9,160	32,015	28,099
Total operating expenses	66,535	57,132	179,333	180,970
Gain (loss) on sale of assets, net	—	(32)	90	(3,010)
Operating income (loss)	(2,717)	(1,523)	(14,023)	3,779
Other income (expense):
Interest expense	(5,156)	(3,553)	(19,535)	(9,719)
Earnings in unconsolidated affiliates	10,993	1,094	29,983	1,265
Income (loss) from continuing operations before taxes	3,120	(3,982)	(3,575)	(4,675)
Income tax expense	(441)	(592)	(1,301)	(1,065)
Income (loss) from continuing operations	2,679	(4,574)	(4,876)	(5,740)
Loss from discontinued operations, net of tax	—	(53)	—	(79)
Net income (loss)	2,679	(4,627)	(4,876)	(5,819)
Less: Net income attributable to noncontrolling interests	1,196	34	2,175	80
Net income (loss) attributable to the Partnership	$1,483	$(4,661)	$(7,051)	$(5,899)

General Partner’s interest in net income (loss)	$19	$(60)	$(94)	$(76)
Limited Partners’ interest in net income (loss)	$1,464	$(4,601)	$(6,957)	$(5,823)

Distribution declared per common unit	$0.4125	$0.4725	$1.2975	$1.4175
Limited Partners’ net loss per common unit:
Basic and diluted	$(0.22)	$(0.48)	$(0.91)	$(1.02)

Weighted average number of common units outstanding:
Basic and diluted	31,168	23,987	30,979	23,154

American Midstream Partners, LP and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Nine months ended September 30,
	2016	2015
Cash flows from operating activities
Net loss	$(4,876)	$(5,819)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization and accretion expense	32,015	28,099
Unrealized (gain) loss on derivatives, net	1,430	(523)
(Gain) loss on sale of assets, net	(90)	3,160
Changes in operating assets and liabilities, net of effects of assets acquired and liabilities assumed	1,704	1,169
Other	6,144	5,545
Net cash provided by operating activities	36,327	31,631

Cash flows from investing activities
Acquisitions, net of cash acquired and settlements	(2,676)	7,383
Acquisition of investments in unconsolidated affiliates	(100,908)	—
Additions to property, plant and equipment	(65,906)	(111,864)
Other cash flows from investing activities, net	(23,369)	(47,831)
Net cash used in investing activities	(192,859)	(152,312)

Cash flows from financing activities
Proceeds from issuance of common units to public, net of offering costs	2,910	80,983
Proceeds from senior notes	60,000	—
Net borrowings under credit agreement	147,593	135,700
Other cash flows from financing activities, net	(49,092)	(96,501)
Net cash provided by financing activities	161,411	120,182

Net increase (decrease) in cash and cash equivalents	4,879	(499)

Supplemental non-cash information:
Accrued and paid-in-kind unitholder distribution for Series A Units	11,429	12,598
Accrued and paid-in-kind unitholder distribution for Series C Units	4,559	—

American Midstream Partners, LP and Subsidiaries
Reconciliation of Net income (loss) attributable to the Partnership to
Adjusted EBITDA and Distributable Cash Flow
(Unaudited, in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Reconciliation of Net income (loss) attributable to the Partnership to Adjusted EBITDA and Distributable Cash Flow:
Net income (loss) attributable to the Partnership	$1,483	$(4,661)	$(7,051)	$(5,899)
Add:
Depreciation, amortization and accretion expense	10,747	9,160	31,531	28,099
Interest expense	6,225	3,285	16,854	9,029
Debt issuance costs	2,512	1,708	3,987	1,984
Unrealized (gain) loss on derivatives, net	(1,958)	(311)	1,430	(523)
Non-cash equity compensation expense	104	643	2,213	2,891
Transaction expenses	4,899	1,325	9,557	1,368
Income tax expense	441	419	1,301	876
Distributions from unconsolidated affiliates	22,720	5,068	62,797	6,568
General Partner contribution for cost reimbursement	—	330	—	330
Deduct:
Earnings in unconsolidated affiliates	10,993	1,094	29,983	1,265
Other, net	393	224	354	711
Gain (loss) on sale of assets, net	—	(182)	90	(3,160)
Adjusted EBITDA	$35,787	$15,830	$92,192	$45,907
Deduct:
Cash interest expense	6,225	3,260	16,811	8,904
Normalized maintenance capital	901	1,550	3,435	4,650
Series A and C Convertible Preferred Payment	4,275	—	8,026	—
Distributable Cash Flow	$24,386	$11,020	$63,920	$32,353

American Midstream Partners, LP and Subsidiaries
Reconciliation of Total Gross Margin to Net income (loss) attributable to the Partnership
(Unaudited, in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Reconciliation of Total Gross Margin to Net income (loss) attributable to the Partnership:
Gathering and Processing segment gross margin	$18,821	$18,422	$55,157	$59,687
Transmission segment gross margin	12,071	7,581	28,419	26,975
Terminals segment gross margin	2,937	3,131	10,101	8,553
Total Gross Margin	33,829	29,134	93,677	95,215
Less:
Direct operating expenses	12,839	13,714	40,339	38,369
Total Operating Margin	20,990	15,420	53,338	56,846
Plus:
Gain (loss) on commodity derivatives, net	147	816	(722)	1,274
Earnings in unconsolidated affiliates	10,993	1,094	29,983	1,265
Less:
Corporate Expenses	13,289	7,639	33,255	20,145
Equity compensation expense	104	574	2,213	2,822
Depreciation, amortization and accretion expense	11,018	9,160	32,015	28,099
(Gain) loss on sale of assets, net	—	32	(90)	3,010
Interest expense	5,156	3,553	19,535	9,719
Other, net	(557)	354	(754)	265
Income tax expense	441	592	1,301	1,065
Loss from discontinued operations, net of tax	—	53	—	79
Net loss attributable to noncontrolling interest	1,196	34	2,175	80
Net income (loss) attributable to the Partnership	$1,483	$(4,661)	$(7,051)	$(5,899)

American Midstream Partners, LP and Subsidiaries
Segment Financial and Operating Data
(Unaudited, in thousands, except for operating and pricing data)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Segment Financial and Operating Data:
Gathering and Processing segment
Segment gross margin	$18,821	$18,422	$55,157	$59,687
Less: Direct operating expenses	9,924	10,119	31,158	28,342
Segment operating margin	$8,897	$8,303	$23,999	$31,345
Operating data:
Average throughput (MMcf/d)	370.8	332.1	393.0	344.0
Average plant inlet volume (MMcf/d)	105.5	120.7	103.4	125.5
Average gross NGL production (Mgal/d)	145.1	203.1	180.3	254.4
Average gross condensate production (Mgal/d)	91.7	88.2	88.4	99.6
Average realized prices:
Natural gas ($/Mcf)	$2.95	$2.99	$2.48	$3.11
NGLs ($/gal)	$0.53	$0.51	$0.47	$0.60
Condensate ($/gal)	$0.89	$0.91	$0.83	$1.00
Transmission segment
Segment gross margin	$12,071	$7,581	$28,419	$26,975
Less: Direct operating expenses	2,915	3,595	9,181	10,027
Segment operating margin	$9,156	$3,986	$19,238	$16,948
Operating data:
Average throughput (MMcf/d)	713.8	693.8	679.6	733.4
Average firm transportation - capacity reservation (MMcf/d)	748.2	623.6	655.3	658.4
Average interruptible transportation - throughput (MMcf/d)	326.2	405.3	365.4	421.9
Terminals segment
Total revenue	$6,140	$4,745	$16,516	$13,346
Less: Direct operating expenses	3,203	1,614	6,415	4,793
Segment gross margin / Segment operating margin	$2,937	$3,131	$10,101	$8,553
Operating data:
Contracted Capacity (Bbls)	2,224,067	1,587,900	1,920,533	1,453,678
Design Capacity (Bbls)	2,342,467	1,784,133	2,098,022	1,651,667
Storage utilization	94.9%	89.0%	91.5%	88.0%

Appendix A

Note About Non-GAAP Financial Measures
Gross margin, Adjusted EBITDA, DCF, Operating margin and Segment operating margin are all non-GAAP financial measures. Each has important limitations as an analytical tool because it excludes some, but not all, items that affect the most directly comparable GAAP financial measures. Management compensates for the limitations of these non-GAAP financial measures as analytical tools by reviewing the nearest comparable GAAP financial measures, understanding the differences between the measures and incorporating these data points into management’s decision-making process.
You should not consider any of Gross margin, Adjusted EBITDA, DCF, Operating margin and Segment operating margin in isolation or as a substitute for or more meaningful than our results as reported under GAAP. Gross margin, Adjusted EBITDA, DCF, Operating margin and Segment operating margin may be defined differently by other companies in our industry. Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Adjusted EBITDA is a supplemental non-GAAP financial measure used by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess: the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash flow from operations to make cash distributions to our unitholders and our General Partner; our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

We define Adjusted EBITDA as net income (loss) attributable to the Partnership, plus interest expense, income tax expense, depreciation, amortization and accretion expense attributable to the Partnership, certain non-cash charges such as non-cash equity compensation expense, unrealized (gains) losses on derivatives, debt issuance costs paid during the period, distributions from investments in unconsolidated affiliates, transaction expenses and selected charges that are unusual or nonrecurring, less, earnings in unconsolidated affiliates, gains (losses) on sale of assets, net and selected gains that are unusual or nonrecurring. The GAAP measure most directly comparable to our performance measure Adjusted EBITDA is Net income (loss) attributable to the Partnership.

DCF is a significant performance metric used by us and by external users of the Partnership’s financial statements, such as investors, commercial banks and research analysts, to compare basic cash flows generated by us to the cash distributions we expect to pay the Partnership’s unitholders. Using this metric, management and external users of the Partnership’s financial statements can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. DCF is also an important financial measure for the Partnership’s unitholders since it serves as an indicator of the Partnership’s success in providing a cash return on investment. Specifically, this financial measure may indicate to investors whether we are generating cash flow at a level that can sustain or support an increase in the Partnership’s quarterly distribution rates. DCF is also a quantitative standard used throughout the investment community with respect to publicly traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). DCF will not reflect changes in working capital balances.

We define DCF as Adjusted EBITDA, less cash paid for interest expense, normalized maintenance capital expenditures, and distributions related to the Series A and Series C convertible preferred units. The GAAP financial measure most comparable to DCF is Net income (loss) attributable to the Partnership.

Segment gross margin and Gross margin are metrics that we use to evaluate our performance. We define Segment gross margin in our Gathering and Processing segment as total revenue generated from gathering and processing operations less unrealized gains or plus unrealized losses on commodity derivatives, less the cost of natural gas, crude oil, NGLs and condensate purchased and revenue from COMA. Revenue includes revenue generated from fixed fees associated with the gathering and treatment of natural gas and crude oil and from the sale of natural gas, crude oil, NGLs and condensate resulting from gathering and processing activities under fixed-margin and percent-of-proceeds arrangements. The cost of natural gas, NGLs and condensate includes volumes of natural gas, NGLs and condensate remitted back to producers pursuant to percent-of-proceeds arrangements and the cost of natural gas purchased for our own account, including pursuant to fixed-margin arrangements.

We define Segment gross margin in our Transmission segment as total revenue less COMA income and the cost of natural gas purchased in connection with fixed-margin arrangements. Substantially all of our gross margin in this segment is fee-based or fixed-margin, with little to no direct commodity price risk.

We define Segment gross margin in our Terminals segment as total revenue less direct operating expense which includes direct labor, general materials and supplies and direct overhead.

We define Gross margin as the sum of our Segment gross margin for our Gathering and Processing, Transmission and Terminals segments. The GAAP measure most directly comparable to Gross margin is Net income (loss) attributable to the Partnership.

We define Segment operating margin in all of our operating segments as Segment gross margin less the direct operating expenses of that segment.

We define Operating margin as total gross margin less direct operating expense. The GAAP measure most directly comparable to Gross margin is Net income (loss) attributable to the Partnership.

Additional Information and Where to Find it
This communication relates to a proposed business combination between American Midstream and JP Energy. In connection with the proposed transaction, American Midstream and/or JP Energy expect to file a proxy statement/prospectus and other documents with the Securities and Exchange Commission (“SEC”). WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Any definitive proxy statement(s) (if and when available) will be mailed to unitholders of JP Energy. Investors and security holders will be able to obtain these materials (if and when they are available) free of charge at the SEC’s website, www.sec.gov. In addition, copies of any documents filed with the SEC may be obtained free of charge from JP Energy’s internet website for investors at http://ir.jpenergypartners.com, and from American Midstream’s investor relations website at http://www.americanmidstream.com/investor- relations. Investors and security holders may also read and copy any reports, statements and other information filed by American Midstream and JP Energy with the SEC at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.
No Offer or Solicitation
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.
Participation in the Solicitation of Votes
American Midstream and JP Energy and their respective directors and executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information regarding JP Energy’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 29, 2016. Information regarding American Midstream’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 7, 2016. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.